                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A



                                 CURRENT REPORT


     PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): April 1, 1998



                             OXFORD AUTOMOTIVE, INC.
             (Exact name of Registrant as specified in its charter)



               Michigan                   333-32975              38-3262809
    (State or other jurisdiction      (Commission File         (IRS Employer
          of incorporation)                 Number)          Identification No.)



                             1250 Stephenson Highway
                              Troy, Michigan 48083
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (248) 577-1400



                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

                                 AMENDMENT NO. 1

         The undersigned Registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K dated April 1, 1998 as set forth in the pages attached hereto:





Item 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS


    (a)  Financial Statements of Businesses Acquired.

         Filed with this Amendment are the following financial statements of the Suspension Division:

         (1)  Audited Combined Balance Sheet as of December 31, 1997.

         (2) Audited Combined Statement of Operations, and Statement of Cash Flows for the year ended December 31, 1997.

         (3)  Unaudited Combined Balance Sheet as of March 31, 1998.

         (4) Unaudited Combined Statements of Operations, and Statements of Cash Flows for the three months ended March 31, 1998 and 1997.


    (b)  Pro Forma Financial Information.

         Filed with this Amendment is the following pro forma financial information:

         (1) Unaudited Pro Forma Combined Balance Sheet as of December 31, 1997.

         (2) Unaudited Pro Forma Combined Statement of Operations for the year ended March 31, 1997 and for the nine months ended December 31, 1997.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.


                                        OXFORD AUTOMOTIVE, INC.


                                        /S/ Donald C. Campion
                                        ------------------------------------
                                        Donald C. Campion
                                        Senior Vice President and
                                        Chief Financial Officer


Dated:   June 15, 1998

SUSPENSION DIVISION
A DIVISION OF EATON CORPORATION

INDEX TO COMBINED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

                                                                          PAGES


Report of Independent Accountants.............................................1

Combined Balance Sheets as of March 31, 1998 (Unaudited)
 and December 31, 1997........................................................2

Combined Statements of Operations  - For the Three Months Ended
 March 31, 1998 and 1997 (Unaudited) and for the Year Ended
 December 31, 1997............................................................3

Combined Statements of Cash Flows - For the Three Months Ended
 March 31, 1998 and 1997 (Unaudited) and for the Year Ended
 December 31, 1997............................................................4

Notes to Combined Financial Statements.....................................5-16

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and
Directors of Oxford Automotive, Inc.

In our opinion, the accompanying combined balance sheet and the related combined statements of operations and of cash flows present fairly, in all material respects, the financial position of the Suspension Division (Suspension), a Division of Eaton Corporation (Eaton), at December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of Suspension; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Our engagement as auditors of Suspension was subsequent to December 31, 1997. Therefore, we were not present to observe physical inventories taken on or prior to that date, the amounts of which entered into the determination of cost of goods sold for the year ended December 31, 1997. However, we observed physical inventories subsequent to December 31, 1997 and performed such other procedures as we deemed appropriate.

Suspension, as disclosed in Note 2 to the accompanying financial statements, is a division of Eaton and has extensive transactions and relationships with Eaton. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

As discussed in Note 14, on April 1, 1998, Eaton sold certain net assets of Suspension to Oxford Automotive, Inc. The accompanying financial statements do not give effect to this purchase transaction.



Price Waterhouse LLP
Detroit, Michigan

June 11, 1998

SUSPENSION DIVISION
A DIVISION OF EATON CORPORATION

COMBINED BALANCE SHEETS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                               MARCH 31,            DECEMBER 31,
                                                                 1998                   1997
                                                              (UNAUDITED)
ASSETS

Current assets
   Cash                                                      $         2            $          7
   Accounts receivable                                            11,784                  13,115
   Inventories                                                    11,704                   9,574
   Prepaid expenses                                                   30                      21
                                                             -----------            ------------
     Total current assets                                         23,520                  22,717
Property, plant and equipment, net                                26,869                  26,808
Prepaid pension asset                                              5,078                   4,770
Other assets                                                       3,575                   3,346
                                                             -----------            ------------

     TOTAL ASSETS                                            $    59,042            $     57,641
                                                             ===========            ============

LIABILITIES AND EATON INVESTMENT

Current liabilities
   Accounts payable                                          $     6,002            $      7,164
   Employee compensation                                           2,869                   2,381
   Accrued expenses and other current liabilities                  1,750                   1,798
                                                             -----------            ------------
     Total current liabilities                                    10,621                  11,343
Deferred income taxes                                              2,059                   2,059
Postretirement benefits liability                                  2,554                   2,360
Environmental commitments and contingencies (Note 12)              1,557                   1,557
                                                             -----------            ------------
     Total liabilities                                            16,791                  17,319
Eaton investment                                                  42,251                  40,322
                                                             -----------            ------------

     TOTAL LIABILITIES AND EATON INVESTMENT                  $    59,042            $     57,641
                                                             ===========            ============


See accompanying notes to combined financial statements.

SUSPENSION DIVISION
A DIVISION OF EATON CORPORATION

COMBINED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                       THREE MONTHS ENDED          YEAR ENDED
                                                                             MARCH 31,             DECEMBER 31,
                                                                        1998          1997            1997
                                                                            (UNAUDITED)

Sales                                                              $    30,261    $   33,559       $   125,776
Cost of goods sold                                                      28,808        30,572           116,485
                                                                   -----------    ----------       -----------
Gross profit                                                             1,453         2,987             9,291
Selling, general and administrative expense                              1,740         1,799             7,214
                                                                   -----------    ----------       -----------
     Operating income (loss)                                              (287)        1,188             2,077
                                                                   -----------    ----------       -----------
Equity in income of Metalcar                                               226            39               741
Interest expense                                                          (291)         (273)           (1,015)
Other income (expense)                                                    (248)          100               280
                                                                   -----------    ----------       -----------
Income (loss) before provision (benefit)
 for income taxes                                                         (600)        1,054             2,083
Provision (benefit) for income taxes                                      (237)          416               827
                                                                   -----------    ----------       -----------

Net income (loss)                                                  $      (363)   $      638       $     1,256
                                                                   ===========    ==========       ===========


See accompanying notes to combined financial statements.

SUSPENSION DIVISION
A DIVISION OF EATON CORPORATION

COMBINED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


                                                                        THREE MONTHS ENDED         YEAR ENDED
                                                                               MARCH 31,          DECEMBER 31,
                                                                          1998        1997            1997
                                                                             (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                       $    (363)  $     638     $    1,256
Adjustments to reconcile net income (loss) to net
 cash provided by (used for) operating activities
   Depreciation and amortization                                              957       1,024          4,317
   Loss on disposal of fixed assets                                             8          49            451
   Income of affiliate, net of dividend received                             (226)        (59)          (238)
   Deferred income taxes                                                                                 516
   Changes in assets and liabilities
     Accounts receivable                                                    1,399      (2,228)           236
     Inventories                                                           (2,067)        407         (1,158)
     Prepaid expenses                                                          (9)       (202)             1
     Other noncurrent assets                                                 (308)       (318)        (1,243)
     Accounts payable                                                      (1,198)     (1,079)         1,907
     Employee compensation                                                    473         641           (287)
     Accrued expenses and other current liabilities                           (93)        510            683
     Postretirement benefits liability                                        194         (50)           355
     Environmental commitments and contingencies                               37         (23)           (20)
                                                                        ---------   ---------     ----------
       NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES                (1,196)       (690)         6,776
                                                                        ---------   ---------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment                                   (919)       (152)        (4,994)
                                                                        ---------   ---------     ----------
       NET CASH USED FOR INVESTING ACTIVITIES                                (919)       (152)        (4,994)
                                                                        ---------   ---------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Intercompany activity                                                       2,292         644         (3,024)
                                                                        ---------   ---------     ----------
       NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES                 2,292         644         (3,024)
                                                                        ---------   ---------     ----------
Effect of exchange rate changes on cash                                      (182)        198          1,248
                                                                        ---------   ---------     ----------
NET DECREASE IN CASH                                                           (5)          -              6
                                                                        ---------   ---------     ----------
Cash at beginning of the period                                                 7           1              1
                                                                        ---------   ---------     ----------

Cash at end of the period                                               $       2   $       1     $        7
                                                                        =========   =========     ==========



See accompanying notes to combined financial statements.

SUSPENSION DIVISION
A DIVISION OF EATON CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

1.  DESCRIPTION OF BUSINESS

    The Suspension Division (Suspension) of Eaton Corporation (Eaton) is a leading tier one North American supplier of leaf spring suspension systems for automotive applications. Suspension's products are primarily sold to original equipment manufacturers (OEMs) of passenger cars, light trucks and heavy trucks.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION
    These financial statements present the historical financial position, results of operations and cash flows of Suspension previously included in the Eaton consolidated financial statements. Suspension's financial information included herein is not necessarily indicative of the financial position, results of operations and cash flows of Suspension in the future or of the results which would have been reported if Suspension had operated as an unaffiliated enterprise.

    Transactions between Eaton and Suspension (and Eaton's other business units) are herein referred to as "intercompany" or "related party" transactions.

    If Suspension was operated as an independent, unaffiliated entity, it may not be able to obtain raw material and other goods and services at historical price levels obtained when purchasing as a part of Eaton's worldwide purchasing process.

    Suspension accounts for its investment in the Metalurgica Carabobo, S.A. (Metalcar) joint venture under the equity method of accounting. Metalcar is included in the combined financial statements on the basis of its September 30, 1997 fiscal year end.

    CONCENTRATION OF CREDIT RISK
    Suspension's customer base is primarily comprised of OEMs. Sales to Suspension's three largest customers aggregated 93% of 1997 sales. Financial instruments which potentially expose Suspension to a concentration of credit risk consist primarily of accounts receivable. At December 31, 1997, approximately 96% of trade accounts receivable were from the aforementioned customers.

    Although Suspension is directly affected by the economic well being of the automotive industry, as well as its major customers, management does not believe significant credit risk exists at December 31, 1997. Suspension does not require collateral to reduce such credit risk and historically has not experienced significant losses related to receivables.

    FOREIGN CURRENCY TRANSLATION
    The functional currency of the Canadian operations is the local currency. Financial statements for these operations are translated into United States dollars at year-end exchange rates as to assets and liabilities and weighted-average exchange rates as to revenues and expenses. The resulting translation adjustments are recorded as a component of Eaton investment.

SUSPENSION DIVISION
A DIVISION OF EATON CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    INVENTORIES
    Inventories are carried at lower of cost or market using the first-in, first-out (FIFO) method.

    PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment are stated on the basis of cost and include expenditures for improvements which materially increase the useful lives of existing assets. Expenditures for normal repairs and maintenance are charged to operations as incurred. For federal income tax purposes, depreciation is computed using accelerated methods. For financial reporting purposes, depreciation is computed principally using the straight-line method over the following estimated useful lives:

                                                                         YEARS
    Land improvements                                                     40
    Buildings and building improvements                                  10-40
    Machinery and equipment                                               3-10

    VALUATION OF LONG-LIVED ASSETS
    In accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of, Suspension periodically evaluates the carrying value of long-lived assets to be held and used. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved or independent appraisal.

    REVENUE RECOGNITION
    Sales and related cost of sales are recognized when products are shipped.

    INCOME TAXES
    Suspension's United States and Canadian locations are included in the consolidated federal income tax returns of Eaton Corporation and Eaton Yale Limited, respectively. In preparing its combined financial statements, Suspension has determined its tax provision on a separate return basis. Income taxes payable and refundable income taxes are recorded as a component of Eaton investment. Deferred tax liabilities or assets reflect the impact of temporary differences between amounts of assets and liabilities for financial and tax reporting. Such amounts are subsequently adjusted, as appropriate, to reflect changes in tax rates expected to be in effect when the temporary differences reverse. A valuation allowance on deferred tax assets is provided if it is considered more likely than not that such deferred tax assets will not be realized.

    ESTIMATES
    Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying combined financial statements and notes. Actual results could differ from these estimates.

SUSPENSION DIVISION
A DIVISION OF EATON CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------



2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    ENVIRONMENTAL
    Suspension expenses environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Expenditures which extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. Suspension records a liability for remediation costs at the time when it is probable and can be reasonably estimated. The estimated liability of Suspension is not discounted or reduced for possible recoveries from insurance carriers.

3.  ACCOUNTS RECEIVABLE

    Accounts receivable comprises the following:

                                                                 DECEMBER 31,
                                                                     1997

    Trade                                                          $ 12,811
    Other                                                               304
                                                                   --------
                                                                   $ 13,115
                                                                   ========



4.  INVENTORIES

    Inventories comprise the following:

                                                    MARCH 31,    DECEMBER 31,
                                                      1998           1997
                                                   (UNAUDITED)

    Raw materials                                     $ 7,694      $ 5,633
    Work-in-process                                     3,141        2,768
    Finished goods                                      1,298        1,600
                                                      -------      -------
                                                       12,133       10,001
       Less - inventory reserve                          (429)        (427)
                                                      -------      -------

                                                      $11,704      $ 9,574
                                                      =======      =======

SUSPENSION DIVISION
A DIVISION OF EATON CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

5.  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment comprise the following:

                                                                   DECEMBER 31,
                                                                       1997

    Land and land improvements                                      $     503
    Buildings and building improvements                                10,817
    Machinery and equipment                                            47,238
    Construction-in-progress                                            3,562
                                                                    ---------
                                                                       62,120
    Less - Accumulated depreciation                                   (35,312)
                                                                    ---------

                                                                    $  26,808
                                                                    =========

6.  OTHER ASSETS

    Other assets comprise the following:

                                                                   DECEMBER 31,
                                                                       1997

    Equity investment in Metalcar                                   $   3,284
    Other                                                                  62
                                                                    ---------

                                                                    $   3,346
                                                                    =========


    The table below contains the summarized financial information of Metalcar for the year ended September 30, 1997:

    Net sales                                                       $  15,737
                                                                    =========

    Operating income                                                $   2,581
                                                                    =========

    Net income                                                      $   1,509
                                                                    =========

    Current assets                                                  $   6,174
    Non-current assets                                                  4,336
                                                                    ---------

    Total assets                                                    $  10,510
                                                                    =========

    Current liabilities                                             $   3,725
    Non-current liabilities                                                81
    Shareholders equity                                                 6,704
                                                                    ---------

    Total liabilities and equity                                    $  10,510
                                                                    =========

SUSPENSION DIVISION
A DIVISION OF EATON CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

6.   OTHER ASSETS (CONTINUED)

    Suspension has a 49% joint venture interest in Metalcar, a Venezuelan manufacturer of conventional leaf springs and coil springs for both light and heavy trucks.

7.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

    Accrued expenses and other current liabilities comprise the following:

                                                                 DECEMBER 31,
                                                                     1997
    Utilities                                                       $   561
    Warranty                                                            458
    Other                                                               779
                                                                    -------

                                                                    $ 1,798
                                                                    =======

8.  EMPLOYEE BENEFIT PLANS

    PENSIONS
    Substantially all salaried employees of Suspension participate in defined benefit pension plans covering all Eaton salaried employees. Plan benefits are generally based on years of service and the employee's compensation. Solely for the purpose of these financial statements, Suspension salaried employees are considered to have participated in multi-employer pension plans. Suspension recorded net periodic pension benefits of $30 for the year ended December 31, 1997, related to its participation in the Eaton defined benefit pension plans.

    In addition, Suspension sponsors two noncontributory defined benefit pension plans covering substantially all hourly employees at Suspension's two Canadian manufacturing facilities. These plans are subject to collective bargaining agreements and provide pension benefits that are based on a fixed rate applied to the hourly employees' years of credited service up to a maximum of 30 years. The hourly plans do not provide for increases in future compensation levels. Suspension's funding policy for these plans is to make contributions in amounts sufficient to fund the plan's current service cost and any going concern unfunded actuarial liabilities and/or solvency deficiencies.

SUSPENSION DIVISION
A DIVISION OF EATON CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

8.  EMPLOYEE BENEFIT PLANS (CONTINUED)


    The following table sets forth the Canadian hourly plans' funded status and amounts recognized on Suspension's combined balance sheet at December 31, 1997:

    Actuarial present value of benefit obligation
      Vested benefits                                                          $ 19,236
      Nonvested benefits                                                            724
                                                                               --------
    Projected benefit obligation                                                 19,960
    Plan assets at fair value (primarily U.S. government securities,
     bonds, notes and mutual funds)                                              22,821
                                                                               --------
    Plan assets greater than projected benefit obligation                         2,861
    Unrecognized net gains                                                         (543)
    Unrecognized prior service cost                                               2,902
    Unrecognized net asset being recognized over 15-20 years                       (450)
                                                                               --------

    Prepaid pension cost                                                       $  4,770
                                                                               ========

    Net periodic pension cost for 1997 and the actuarial assumptions used in determining the projected benefit obligation are as follows:

    Service cost                                                               $    636
    Interest cost                                                                 1,367
    Actual return on assets                                                      (3,589)
    Net amortization and deferral                                                 2,074
                                                                               --------

    Net periodic pension cost                                                  $    488
                                                                               ========

      Discount rate                                                                7.25%
      Expected return on assets                                                    9.25%

    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
    U.S. retiree medical programs cover employees who retire with eligibility for hospital, professional and other medical services. Most of the programs require deductibles and copayments and virtually all are integrated with Medicare. Retiree contributions are generally required based on length of service, location, coverage type, plan and Medicare eligibility. For U.S. salaried employees, Eaton also sponsors retiree life insurance programs which generally provide a benefit as a percent of pay.

    Solely for the purposes of these financial statements, Suspension's U.S. salaried employees are considered to have participated in a multi-employer postretirement benefit plan. Suspension charged $128 to expense for the year ended December 31, 1997, related to its participation in this plan.

SUSPENSION DIVISION
A DIVISION OF EATON CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

8.  EMPLOYEE BENEFIT PLANS (CONTINUED)

    In addition to the aforementioned defined benefit plans, Suspension also sponsors several defined benefit postretirement plans covering substantially all Canadian salaried and hourly employees. These plans provide health care and life insurance benefits for eligible retirees and are noncontributory. Provisions of the benefit plans for hourly employees are subject to collective bargaining agreements. Both Canadian salaried and hourly postretirement medical benefits are supplements to Canadian government sponsored benefits. Suspension's postretirement health care and life insurance plans are unfunded.

    The following table presents the Canadian salaried and hourly employee funded status reconciled with amounts recognized in Suspension's December 31, 1997 combined balance sheet.

    Accumulated postretirement benefit obligations
      Retirees                                                      $     1,449
      Full eligible active plan participants                              1,240
      Non-eligible plan participants                                      2,339
                                                                    -----------
    Accumulated postretirement benefit obligation                         5,028
    Unrecognized prior service cost                                      (2,673)
    Unrecognized gain                                                         5
                                                                    -----------

    Accrued postretirement medical benefit obligation               $     2,360
                                                                    ===========

    Net periodic postretirement benefit cost for 1997 included the following components:

    Service cost benefits earned during the period                  $       143
    Amortization of prior service cost                                      155
    Interest cost on the accumulated postretirement
     benefit obligation                                                     258
                                                                    -----------
    Net periodic postretirement benefit cost                        $       556
                                                                    ===========

    The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.0%. The weighted average annual assumed rate of increase in the per capita cost of covered benefits (i.e., healthcare cost trend rate) is 10.0% in 1998 trending to 5.0% in 2003. The healthcare cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed healthcare cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by approximately $905 and net periodic postretirement benefit cost for the period from January 1, 1997 to December 31, 1997 by approximately $147.

SUSPENSION DIVISION
A DIVISION OF EATON CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

9.  INCOME TAXES

    The provision for income taxes comprises:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1997
    Income (loss) before taxes on income:
      United States                                                   $   (3,916)
      Canada                                                               5,999
                                                                      ----------

                                                                      $    2,083
                                                                      ==========
    Taxes (benefit) on income:
      United States                                                   $   (1,332)
      Canada                                                               2,159
                                                                      ----------

                                                                      $      827
                                                                      ==========
    Taxes (benefit) on income consist of:
      Current
        United States                                                 $   (1,417)
        Canada                                                             1,728
                                                                      ----------

                                                                           $ 311
                                                                      ==========
      Deferred
        United States                                                 $       85
        Canada                                                               431
                                                                      ----------
                                                                      $      516
                                                                      ==========

    The principal items accounting for the difference in taxes on income computed at the U.S. statutory rate and as recorded on an overall basis are as follows:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                      1997
    Statutory U.S. federal income tax rate                           35.0%
                                                                     -----

    Taxes on foreign earnings over
     U.S. tax rate                                                    2.9
    Effect of U.S. graduated rates                                    1.8
                                                                     -----
                                                                     39.7%
                                                                     =====

SUSPENSION DIVISION
A DIVISION OF EATON CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

9.  INCOME TAXES (CONTINUED)

    The temporary differences which give rise to deferred tax assets and (liabilities) are as follows:


                                                                    DECEMBER 31,
                                                                       1997
    Deferred tax assets
      Postretirement benefits                                       $      849
      Environmental reserve                                                560
      Other                                                                215
                                                                    ----------
        Gross deferred tax assets                                        1,624
                                                                    ----------
    Deferred tax liabilities
      Property, plant and equipment                                     (1,966)
      Pension benefits                                                  (1,717)
                                                                    ----------
        Gross deferred tax liabilities                                  (3,683)
                                                                    ----------
    Net deferred tax liability                                      $   (2,059)
                                                                    ==========

10. INTERCOMPANY TRANSACTIONS AND ALLOCATIONS

    CASH MANAGEMENT
    Suspension utilizes Eaton's centralized cash management services. Under this arrangement, Suspension's accounts receivable are collected and its cash disbursements are funded by Eaton on a daily basis. Net activity between Eaton and Suspension is reflected in Eaton's investment in Suspension.

    CORPORATE SERVICES
    Eaton allocates costs associated with certain corporate overhead, including executive salaries, risk management, sales and marketing, human resources, corporate finance and accounting, treasury and public affairs to its divisions through a corporate assessment charge which is allocated based on operating capital which consists primarily of current assets, capital assets and current liabilities. Charges from Eaton for such costs aggregated $1,563 for the year ended December 31, 1997 and are included in selling, general and administrative expenses in the accompanying combined statement of operations.

    Eaton charges its divisions interest expense based on Eaton's overall debt structure as well as the net cash used or provided by the divisions. Interest charges from Eaton aggregated $1,015 for the year ended December 31, 1997.

SUSPENSION DIVISION
A DIVISION OF EATON CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

10. INTERCOMPANY TRANSACTIONS AND ALLOCATIONS (CONTINUED)

    Eaton provides various information systems assistance, employee payroll processing, accounts receivable processing, accounts payable processing, payment processing and fixed asset processing. These costs are allocated to Suspension based on certain criteria, including invoices or checks processed, headcount, fixed asset line items maintained, predetermined rates or on actual services provided. Charges from Eaton for such costs aggregated $423 for the year ended December 31, 1997 and are included in selling, general and administrative expenses in the accompanying combined statement of operations.

    Eaton manages employee medical, dental, life insurance, pension, postretirement and postemployment benefits on a consolidated basis. Eaton charges Suspension for its share of such employee-related costs based upon Suspension's estimated experience or headcount, depending on the nature of the cost. Charges for such costs are disclosed in the related footnotes herein with the exception of self insured medical charges for U.S. employees which aggregated $454 in 1997.

    Eaton provides certain research and development and manufacturing technology services to its divisions. Eaton allocates these costs based on hours applicable to the respective division. Charges from Eaton to Suspension for such services aggregated $1,369 for the year ended December 31, 1997. Of this amount, $271 is included in selling, general and administrative and $1,098 is included in cost of goods sold in the accompanying statement of operations.

    Suspension shares certain facilities with other Eaton divisions. Eaton allocates rent expense to Suspension based on square footage occupied. These charges aggregated $150 in 1997.

    Management believes that the methods utilized to allocate costs to Suspension, as discussed above, are reasonable. However, the terms of transactions between Eaton and Suspension, including allocated costs, may differ from those that would result from transactions with unrelated parties.

    INTERCOMPANY PURCHASES
    Suspension purchased approximately $471 of inventory from Eaton Japan, a related party. This inventory is used in the leaf spring manufacturing process from which the related products are sold to a Japanese transplant.

SUSPENSION DIVISION
A DIVISION OF EATON CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

10. INTERCOMPANY TRANSACTIONS AND ALLOCATIONS (CONTINUED)

    EATON INVESTMENT
    The Eaton investment balance represents the cumulative transaction adjustment, cumulative intercompany activity from transactions, cost allocations, cash management and other charges and credits, between Suspension and Eaton (and its other business units). A summary of changes in Eaton investment follows.

                                         THREE MONTHS          YEAR ENDED
                                             ENDED            DECEMBER 31,
                                        MARCH 31, 1998            1997
                                          (UNAUDITED)

    Beginning Eaton investment         $   40,322             $   42,090
    Net (loss) income                        (363)                 1,256
    Intercompany activity                   2,292                 (3,024)
                                       ----------             ----------

    Ending Eaton investment            $   42,251             $   40,322
                                       ==========             ==========

11. LEASE COMMITMENTS

    Suspension leases certain buildings and equipment under operating lease agreements. Future minimum lease payments under operating leases having initial or remaining noncancellable lease terms in excess of one year are as follows for the year ended December 31:

    1998                                                                   $ 284
    1999                                                                     117
    2000                                                                      58
    2001                                                                      53
                                                                           -----

                                                                           $ 512
                                                                           =====

    Rent expense for the year ended December 31, 1997 was $476.

12. COMMITMENTS AND CONTINGENCIES

    ENVIRONMENTAL
    Suspension is subject to federal, state and local regulations which govern environmental matters. Suspension has recorded amounts aggregating $1,557 which, in management's best estimate, will be sufficient to provide for anticipated costs of known environmental matters, which consist primarily of remediation requirements at Suspension's Canadian facilities.

    The effect of resolution of environmental matters on results of operations cannot be predicted due to the uncertainty concerning both the amount and timing of future expenditures and future results of operations. However, management believes, on the basis of presently-available information, that resolution of these matters will not materially affect the financial condition of Suspension.

SUSPENSION DIVISION
A DIVISION OF EATON CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

13. GEOGRAPHIC AREAS - FINANCIAL DATA


                                        UNITED
                                        STATES         CANADA          TOTAL

    Net sales               1997      $ 15,941       $ 109,835       $ 125,776
    Net income (loss)       1997        (2,584)          3,840           1,256
    Assets                  1997        14,536          43,105          57,641
    Liabilities             1997         2,625          14,694          17,319

    Sales between geographic areas approximate market and are not significant. Suspension corporate office income, expenses, assets and liabilities are included in the United States column.

14. SUBSEQUENT EVENTS

    On April 1, 1998, Eaton sold substantially all of the net assets of Suspension to Oxford Automotive, Inc. The accompanying financial statements do not give effect to this transaction.

                   UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)



The unaudited pro forma combined balance sheet as of December 31, 1997 (the "Unaudited Pro Forma Balance Sheet") gives pro forma effect to the acquisition of the Eaton Corporation Suspension Division (the "Suspension Division") and the issuance of $35 million of 10 1/8% Senior Subordinated Notes Due 2007, Series B (the "Series B Offering") as if each had occurred on December 31, 1997. The acquisition of the Suspension Division is accounted for by the purchase method of accounting pursuant to which the purchase price is allocated among the acquired tangible and intangible assets and assumed liabilities in accordance with estimates of their fair values on the date of acquisition. The pro forma adjustments represent management's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that Oxford Automotive, Inc. (the "Company") believes to be reasonable under the circumstances. Consequently, the amounts reflected in the Unaudited Pro Forma Balance Sheet are subject to change and the final values may differ substantially from these amounts. Management does not expect that differences between the preliminary and final purchase price allocation will have a material impact on the Company's financial position. The Unaudited Pro Forma Balance Sheet does not purport to be indicative of the financial position of the Company had such transactions actually been completed as of the assumed dates and for the periods presented, or which may be obtained in the future.

The unaudited pro forma combined statement of operations for the year ended March 31, 1997 gives pro forma effect to the Company's issuance of $125 million of 10 1/8% Senior Subordinated Notes Due 2007 (the "Series A Offering"), the Series B Offering, and the acquisitions of Lobdell Emery Corporation ("Lobdell"), Howell Industries, Inc. ("Howell"), RPI Holdings, Inc. ("RPIH") and the Suspension Division as if they had occurred on April 1, 1996. The unaudited pro forma combined statement of operations for the nine months ended December 31, 1997 gives pro forma effect to the Series A Offering, the Series B Offering, and the acquisitions of Howell, RPIH and the Suspension Division as if they had occurred on April 1, 1997. The unaudited pro forma combined statement of operations for the year ended March 31, 1997 and for the nine months ended December 31, 1997 are collectively referred to as the "Unaudited Pro Forma Statements of Operations." The Unaudited Pro Forma Statements of Operations do not purport to be indicative of the results of operations of the Company had such transactions actually been completed as of the assumed dates and for the periods presented, or which may be obtained in the future.

        UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF THE PERIOD ENDED


                                                             SUSPENSION
                                              COMPANY         DIVISION         SERIES B        PRO FORMA         PRO FORMA
                                            DEC 31, 1997   DEC 31, 1997(a)  DEC 31, 1997(b)   ADJUSTMENTS         COMBINED
                                            ------------- -------------   ----------------   -----------          --------
                                                                          (DOLLARS IN THOUSANDS)
Cash and cash equivalents ..................   $  19,555   $       7      $  36,764           $ (53,465) (c)(d)  $   2,861
Trade accounts receivable, net .............      51,375      13,115              -                   -             64,490
Inventories ................................      20,158       9,574              -                   -             29,732
Reimbursable tooling .......................       6,856           -              -                   -              6,856
Prepaid expenses and other current
  assets ...................................       1,916          21                                  -              1,937
Deferred income taxes ......................       4,681           -              -                   -              4,681
                                               ---------   ---------      ---------           ---------          ---------
     Total current assets ..................     104,541      22,717         36,764             (53,465)           110,557

Unexpended bond proceeds ...................       4,127           -              -                   -              4,127
Deferred income taxes ......................       3,886           -              -                   -              3,886
Property, plant and equipment,
  net ......................................     166,055      26,808              -                   -            192,863
Goodwill ...................................       2,080           -              -              12,302  (d)        14,382
Other noncurrent assets ....................       9,623       8,116            438                   -  (d)        18,177
                                               ---------   ---------      ---------           ---------          ---------
     Total assets ..........................   $ 290,312   $  57,641         37,202           $ (41,163)         $ 343,992
                                               =========   =========      =========           =========          =========

Trade accounts payable .....................   $  32,823   $   7,164      $       -                   -          $  39,987
Accrued expenses and other
  liabilities ..............................      16,720       4,179            158                   -             21,057
Restructuring reserve ......................       8,845           -              -                   -              8,845
Current portion of long-term debt ..........       4,772           -              -                   -              4,772
                                               ---------   ---------      ---------           ---------          ---------
     Total current liabilities .............      63,160      11,343            158                   -             74,661

Deferred income taxes ......................       8,865       2,059              -              (2,059) (d)         8,865
Pension liability ..........................       4,644           -              -                   -              4,644
Postretirement medical benefits ............      35,236       2,360                              1,218  (d)        38,814
Other noncurrent liabilities ...............       2,827       1,557              -                   -              4,384
Long-term debt .............................     133,745           -         37,044                   -            170,789
                                               ---------   ---------      ---------           ---------          ---------
     Total liabilities .....................     248,477      17,319         37,202                (841)           302,157
                                               ---------   ---------      ---------           ---------          ---------

Redeemable Series A preferred
  Stock ....................................      40,458           -              -                                 40,458
     Total shareholders' equity ............       1,377      40,322              -             (40,322) (d)         1,377
                                               ---------   ---------      ---------           ---------          ---------
     Total liabilities and
      Shareholders' equity .................   $ 290,312   $  57,641      $  37,202           $ (41,163)         $ 343,992
                                               =========   =========      =========           =========          =========


See Accompanying Notes To Unaudited Pro Forma Combined Balance Sheet.

               NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             (Dollars in thousands)


   (a) Represents the adjustments for the Suspension Division acquisition as if it had occurred on December 31, 1997. The December 31, 1997 balance sheet for the Suspension Division was derived from the December 31, 1997 audited financial statements attached.

   (b) Represents the Series B Offering as if it had occurred on December 31, 1997.

    Issuance of notes - $35.0 million face value, issued at 105.84%             $37,044
    Prepaid interest on bonds - December 15, 1997 to December 31, 1997              158
    Bond acquisition cost                                                          (438)
                                                                                -------

    Net proceeds of Series B Notes                                              $36,764
                                                                                =======

   (c) Represents the estimated purchase price for the Suspension Division. The acquisition was funded using proceeds of the Series B Offering, remaining unused proceeds from the Series A Offering and other available cash.

   (d) The acquisition of the Suspension Division will be accounted for by the purchase method of accounting, pursuant to which the purchase price is allocated among the acquired tangible and intangible assets and assumed liabilities in accordance with their estimated fair values on the date of acquisition. The purchase price and preliminary adjustments to historical book value of the Suspension Division as a result of the transaction are as follows:


    Estimated goodwill                                                          $12,302
                                                                                -------

    Net increase in assets                                                      $12,302
                                                                                =======

    Proceeds from Series A and Series B Offerings used to finance acquisition    53,465
    Increase in Postretirement benefit obligation                                 1,218
    Decrease in deferred taxes                                                   (2,059)
    Elimination of predecessors investment in the Suspension Division           (40,322)
                                                                                -------

    Net increase in liabilities and shareholders equity                         $12,302
                                                                                =======

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS


                                                                                           Suspension
                                               Company         Howell         RPIH         Division        Pro Forma
                               Company(a)   Pro Forma(b)    Pro Forma(c)  Pro Forma (d)  Pro Forma (e)     Combined
                             -------------  -------------  -------------  -------------  --------------   -------------
                               Year Ended      Year Ended    Year Ended     Year Ended   Year Ended        Year Ended
                             Mar. 31, 1997  Mar. 31, 1997  Mar. 31, 1997  Mar. 31, 1997   Mar. 31, 1997   Mar. 31, 1997
                             -------------  -------------  -------------  -------------  --------------   -------------
                                                               (Dollars in Thousands)

Net sales                      $ 136,861      $ 193,303      $  91,543      $  11,736      $ 130,951       $ 564,394
Cost of sales                    125,088        187,056         85,795         11,718        121,474         531,131
                               ---------      ---------      ---------      ---------      ---------       ---------
Gross profit                      11,773          6,247          5,748             18          9,477          33,263
Selling, general and
    administrative expenses        7,685         12,437          4,582            963          7,262          32,929
Provision for equipment
    impairment and
    non-recurring                    287          4,960              -              -              -           5,247
Income (loss) from
    operations                     3,801        (11,150)         1,166           (945)         2,215          (4,913)
Interest expense, net              3,388          6,830          2,359            581          5,108          18,266
Other income (expense)             2,201            674            399             53            673           4,000
                               ---------      ---------      ---------      ---------      ---------       ---------
Income (loss) before
    income taxes                   2,614        (17,306)          (794)        (1,473)        (2,220)        (19,179)
Provision (benefit) for
    income taxes                   1,065         (6,524)          (416)          (567)          (905)         (7,347)
                               ---------      ---------      ---------      ---------      ---------       ---------
Net income (loss)              $   1,549      $ (10,782)     $    (378)     $    (906)     $  (1,315)      $ (11,832)
                               =========      =========      =========      =========      =========       =========

                                                                                             Suspension
                                                Company         Howell           RPIH          Division       Pro Forma
                                Company(f)     Pro Forma     Pro Forma(j)     Pro Forma (k)  Pro Forma (l)    Combined
                                ----------     ---------     ------------     ------------   -------------    --------
                               Nine Months    Nine Months      Period           Period        Nine Months    Nine Months
                                  Ended          Ended      Apr. 1, 1997 -   Apr. 1, 1997 -     Ended           Ended
                              Dec. 31, 1997  Dec. 31, 1997  Aug. 13, 1997    Nov. 25, 1997   Dec. 31, 1997  Dec. 31, 1997
                              -------------  -------------  ---------------  --------------  -------------  -------------
                                                                (Dollars in Thousands)

Net sales                        $295,530       $      -       $ 34,329         $  9,035        $ 92,217       $431,111
Cost of sales                     267,180              -         31,189           10,642          85,913        394,924
                                 --------       --------       --------         --------        --------       --------
Gross profit                       28,350              -          3,140           (1,607)          6,304         36,187
Selling, general and
    administrative expenses        13,587             37(g)       1,651              177           5,706         21,158
Provision for equipment
    impairment and
    non-recurring                       -              -              -                -               -              -
                                 --------       --------       --------         --------        --------       --------
Income (loss) from
    operations                     14,763            (37)         1,489           (1,784)            598         15,029
Interest expense, net               7,921            (88)(h)        858              432           3,830         12,953
Other income (expense)                531              -              -              (35)            882          1,378
                                 --------       --------       --------         --------        --------       --------
Income (loss) before
    income taxes                    7,373             51            631           (2,251)         (2,350)         3,454
Provision (benefit) for
    income taxes                    2,949             20 (i)        269             (846)           (941)         1,451
                                 --------       --------       --------         --------        --------       --------
Net income (loss)                $  4,424       $     31       $    362         $ (1,405)       $ (1,409)      $  2,003
                                 ========       ========       ========         ========        ========       ========

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

    (a) Statement of Operations Data for the Company for the year ended March 31, 1997 includes operating data for Lobdell Emery Corporation ("Lobdell") for the period subsequent to acquisition by the Company (January 11, 1997 to March 31, 1997).

    (b) The Company Pro Forma information has been adjusted as follows to reflect the Company's Statement of Operations Data as if the Company had acquired Lobdell on April 1, 1996:

                                                                                              PRO FORMA          COMPANY
                                                                           LOBDELL(1)        ADJUSTMENTS        PRO FORMA
                                                                           ----------        -----------        ---------
                                                                         PERIOD FROM
                                                                         APRIL 1, 1996
                                                                           THROUGH            YEAR ENDED       YEAR ENDED
                                                                          JANUARY 10,          MARCH 31,         MARCH 31,
                                                                             1997                1997              1997
                                                                         -------------------------------------------------------
                                                                                        (DOLLARS IN THOUSANDS)

    Net sales                                                            $193,303         $    -             $193,303
    Cost of sales                                                         186,707            349  (2)         187,056
                                                                         --------         ------             --------
    Gross profit                                                            6,596           (349)               6,247
    Selling, general and administrative expenses                           12,398             39  (3)          12,437
    Provision for equipment impairment and non-recurring                    4,960              -                4,960  (4)
                                                                         --------         ------             --------
    Income (loss) from operation                                          (10,762)          (388)             (11,150)
    Interest expense, net                                                   2,729          4,101  (5)           6,830
    Other income (expense)                                                    674              -                  674
                                                                         --------         ------             --------
    Income (loss) before income taxes                                     (12,817)        (4,489)             (17,306)
    Provision (benefit) for income taxes                                   (4,728)        (1,796) (6)          (6,524)
                                                                         --------         ------             --------
    Net income (loss)                                                    $ (8,089)       $(2,693)            $(10,782)
                                                                         ========        =======             ========


         (1) Statement of Operations data for Lobdell for the period prior to acquisition by the Company (April 1, 1996 - January 10, 1997) was derived from Lobdell's unaudited internal financial statements.

         (2)  In accordance with the purchase method of accounting, the Company recognized Lobdell's unfunded Accumulated Postretirement Benefit
              Obligation ("APBO"), which included Lobdell's unrecognized transition obligation of approximately $11,500, at January 10,
              1997. Accordingly, this adjustment reflects the decrease in net periodic postretirement benefit cost, from April 1, 1996 through
              January 10, 1997, had Lobdell's unfunded APBO been recognized at
              the beginning of the fiscal year..........................       $(564)

              Increased depreciation expense as a result of the write up of property, plant and equipment to fair market value as a part of
              the acquisition of Lobdell................................         913
                                                                               -----
                                                                               $ 349
                                                                               =====

         (3)  Represents the following changes as they relate to selling, general and administrative expenses: Elimination of commissions paid by Lobdell to Grace Emery Sales Corporation ("GESC"), a related Domestic International Sales Corporation. These amounts ultimately represented dividends paid to the prior shareholders of
              Lobdell. On a pro forma basis, assuming the acquisition of Lobdell on April 1, 1996, and the dissolution of GESC as of such date,
              thereby eliminating the commission payment................            $(370)
              Amortization of bond acquisition fees.....................              409
                                                                                    -----
                                                                                    $  39
                                                                                    =====

         (4) The Provision for equipment impairment and non-recurring charges includes: (i) on a pro forma basis, for the year ended March 31, 1997, a $3,000 impairment reserve against certain long-lived assets of Laserweld, a $540 provision for liability under the WARN Act, $500 of excess legal and professional fees associated with the marketing and sale of Lobdell and $920 related to the loss before income tax for the discontinuance of the Laserweld and Parallel operations. Management does not anticipate that these costs will be a part of future operations.

         (5) Represents the net effect on interest expense as a result of (i) the elimination of historical interest expense after the repayment of the existing senior bank credit facilities and other outstanding debt, using proceeds from the Series A Offering and
              (ii) the Series A Offering, using an interest rate of 10.125% per annum and the Series B Offering using an interest rate of 9.25% per annum. Amortization of bond premium will be on a straight line basis over the life of the bonds. This amount excludes interest on the portion of the proceeds of the Series A and Series B Offerings used for the acquisitions of Howell Industries, Inc. ("Howell"), RPIH and the Suspension Division. See Notes (c)(4), (d)(4) and
              (e)(4).

         (6) Represents the estimated income tax effect of the pro forma adjustments using an effective tax rate of 40%.

    (c) The Howell Pro Forma information includes the Statement of Operations data for Howell as if the Company had acquired Howell on April 1, 1996:


                                                                                       PRO FORMA              HOWELL
                                                                    HOWELL (1)        ADJUSTMENTS            PRO FORMA
                                                                    ----------        -----------            ---------
                                                                  PERIOD FROM
                                                                   MAY 1, 1996
                                                                      THROUGH            YEAR ENDED          YEAR ENDED
                                                                  APRIL 30, 1997     MARCH 31, 1997        MARCH 31, 1997
                                                                  --------------     --------------        --------------
                                                                                  (DOLLARS IN THOUSANDS)
    Net sales                                                           $ 91,543            $     -              $ 91,543
    Cost of sales                                                         85,477                318   (2)          85,795
                                                                        --------            -------              --------
    Gross profit                                                           6,066               (318)                5,748
    Selling, general and administrative expenses                           4,440                142   (3)           4,582
    Provision for equipment impairment and non-recurring                       -                  -                     -
                                                                        --------            -------              --------
    Income (loss) from operations                                          1,626               (460)                1,166
    Interest expense, net                                                      5              2,354   (4)           2,359
    Other income (expense)                                                   399                  -                   399
                                                                        --------            -------              --------
    Income (loss) before income taxes                                      2,020             (2,814)                 (794)
    Provision (benefit) for income taxes                                     710             (1,126)  (5)            (416)
                                                                        --------            --------             --------
    Net income (loss)                                                   $  1,310            $(1,688)             $   (378)
                                                                        ========            =======              ========

              (1) For purposes of the Unaudited Pro Forma Statement of Operations, it has been assumed that the results of operations of Howell for the twelve months ended April 30, 1997 would have been comparable to the twelve months ended March 31, 1997. The Statement of Operations data for the twelve months ended April 30, 1997 was derived from Howell's filings with the SEC under the Exchange Act.

              (2) Represents increased depreciation expense as a result of the write up of property, plant and equipment to the fair market value as a part of the purchase accounting related to the acquisition of Howell.

              (3) Represents amortization of acquisition expenses and goodwill as a result of the acquisition.

              (4) Represents the net effect on interest expenses as a result of the use of proceeds from the Series A Offering for the acquisition of Howell of $23,245. Interest expense is calculated using an interest rate of 10.125% per annum. See Note (b)(5).

              (5) Represents the estimated income tax effect of the pro forma adjustments using an effective tax rate of 40%.

    (d) The RPIH Pro Forma information includes the Statement of Operations data for RPIH as if the Company had acquired RPIH on April 1, 1996:

                                                                                                PRO FORMA           RPIH
                                                                             RPIH(1)           ADJUSTMENTS       PRO FORMA
                                                                             -------           -----------       ---------
                                                                         PERIOD FROM
                                                                          APRIL 1, 1996
                                                                             THROUGH           YEAR ENDED        YEAR ENDED
                                                                         MARCH 31, 1997      MARCH 31, 1997    MARCH 31, 1997
                                                                         --------------      --------------    --------------
                                                                                         (DOLLARS IN THOUSANDS)

    Net sales                                                           $11,736            $      -             $11,736
    Cost of sales                                                        11,658                  60   (2)        11,718
                                                                         -------            -------            --------
    Gross profit                                                             78                 (60)                 18
    Selling, general and administrative expenses                            889                  74   (3)           963
    Provision for equipment impairment and non-recurring                      -                   -                   -
                                                                         ------             -------         -----------
    Income (loss) from operations                                          (811)               (134)               (945)
    Interest expense, net                                                   328                 253    (4)          581
    Other income (expense)                                                   53                   -                  53
                                                                         ------             -------         -----------
    Income (loss) before income taxes                                    (1,086)               (387)             (1,473)
    Provision (benefit) for income taxes                                   (412)               (155)  (5)          (567)
                                                                         ------             -------         -----------
    Net income (loss)                                                   $  (674)           $   (232)            $  (906)
                                                                        =======             =======             =======


              (1) Statement of Operations data for RPIH for the twelve months ended March 31, 1997 was derived from RPIH's unaudited internal financial statements.

              (2) Represents increased depreciation expense as a result of the write up of property, plant and equipment to fair market value as a part of the purchase accounting related to the acquisition of RPIH.

              (3) Represents amortization of acquisition expenses and goodwill related to the RPIH acquisition.

              (4) Represents the net effect on interest expense as a result of the use of proceeds from the Series A Offering for the acquisition of RPIH of $2,500. Interest expense is calculated using an interest rate of 10.125% per annum. See Note (b)(5).

              (5) Represents the estimated income tax effect of the pro forma adjustments using an effective tax rate of 40%.

    (e) The Suspension Division Pro Forma information includes the Statement of Operations data for the Suspension Division as if the Company had acquired the Suspension Division on April 1, 1996:


                                                                                                               SUSPENSION
                                                          SUSPENSION                PRO FORMA                  DIVISION
                                                          DIVISION(1)               ADJUSTMENTS                PRO FORMA
                                                          -----------               -----------                ---------
                                                          PERIOD FROM
                                                         APR. 1, 1996 -              YEAR ENDED                YEAR ENDED
                                                         MAR. 31, 1997              MAR. 31, 1997             MAR. 31, 1997
                                                         -------------              -------------             -------------
                                                                                (DOLLARS IN THOUSANDS)
Net sales                                                  $ 130,951                 $      --                  $ 130,951
Cost of sales                                                121,474                        --                    121,474
                                                           ---------                 ---------                  ---------
Gross profit                                                   9,477                                                9,477
Selling, general and administrative expenses                   6,873                       389 (2)                  7,262
Provision for equipment impairment and non-recurring              --                        --                        --
                                                           ---------                 ---------                  ---------
Income (loss) from operations                                  2,604                      (389)                     2,215
Interest expense, net                                            974                     4,134 (3)                  5,108
Other income (expense)                                           673                        --                        673
                                                           ---------                 ---------                  ---------
Income (loss) before income taxes                              2,303                    (4,523)                    (2,220)
Provision (benefit) for income taxes                             904                    (1,809)(4)                   (905)
                                                           ---------                 ---------                  ---------
Net income (loss)                                          $   1,399                 $  (2,714)                 $  (1,315)
                                                           =========                 =========                  =========



              (1) Statement of Operations data for the Suspension Division for the twelve months ended March 31, 1997 was derived from the Suspension Division's unaudited internal financial statements.

              (2) Represents amortization of acquisition expenses and goodwill related to the Suspension Division acquisition.

              (3) Represents the net effect on interest expense as a result of the use of proceeds from the Series A and Series B Offerings for the acquisition of the Suspension Division of $53,465. Interest expense is calculated using an interest rate of 10.125% per annum for the Series A Notes and 9.25% per annum for the Series B Notes. See Note (b)(5).

              (4) Represents the estimated income tax effect of the pro forma adjustments using an effective tax rate of 40%.

         (f) Statement of Operations Data for the Company for the Nine Months Ended December 31, 1997 includes operating data for Howell and RPIH for the periods subsequent to acquisition (Howell - August 14, 1997 to December 31, 1997 and RPIH - November 26, 1997 to December 31, 1997).

         (g) Represents amortization of bond acquisition fees associated with the Series A Notes.

         (h) Represents the net effect on interest expense as a result of (1) the elimination of historical interest expense after the repayment of the existing senior bank credit facilities and other outstanding debt, using proceeds from the Series A Offering and
              (2) the Series A and Series B Offerings, using an interest rate of 10.125% per annum for the Series A Notes and 9.25% per annum for the Series B Notes. This amount excludes interest on the portion of the proceeds of the Series A and Series B Offerings used for the Howell, RPIH and the Suspension Division acquisitions as follows:

                   Interest differential historical versus Offerings   $ 4,053
                   Acquisition of:


                        Howell                                            (884)
                        RPI                                               (169)
                        Suspension                                      (3,088)
                                                                       --------
                                                                       $  ( 88)
                                                                       ========


         See Notes (j)(4), (k)(4) and (l)(4).

    (i) Represents the estimated income tax effect of the pro forma adjustments using an effective tax rate of 40%.

    (j) The Howell Pro Forma information includes Statement of Operations data for Howell as if the Company had acquired Howell on April 1, 1997:


                                                                               PRO FORMA               HOWELL
                                                           HOWELL(1)          ADJUSTMENTS            PRO FORMA
                                                        ---------------     ---------------       ---------------
                                                          PERIOD FROM         PERIOD FROM           PERIOD FROM
                                                         APRIL 1, 1997       APRIL 1, 1997         APRIL 1, 1997
                                                           THROUGH             THROUGH               THROUGH
                                                        AUGUST 13, 1997     AUGUST 13, 1997       AUGUST 13, 1997
                                                        ---------------     ---------------       ---------------
                                                                         (DOLLARS IN THOUSANDS)
Net sales                                                     $34,329          $      -                $34,329
Cost of sales                                                  31,070               119  (2)            31,189
                                                               ------          --------                 ------
Gross profit                                                    3,259              (119)                 3,140
Selling, general and administrative expenses                    1,626                25  (3)             1,651
Provision for equipment impairment and non-recurring                -                 -                      -
                                                               ------          --------                 ------
Income (loss) from operations                                   1,633              (144)                 1,489
Interest expense, net                                             (26)              884  (4)               858
Other income (expense)                                              -                -                       -
                                                               ------          --------                 ------
Income (loss) before income taxes                               1,659            (1,028)                   631
Provision (benefit) for income taxes                              680              (411) (5)               269
                                                               ------          --------                 ------
Net income (loss)                                             $   979           $  (617)               $   362
                                                              =======          ========                =======

              (1) Statement of Operations data for Howell for the period prior to acquisition by the Company (April 1, 1997 - August 13,
                   1997). The information was derived from Howell's unaudited internal financial statements.

              (2) Represents increased depreciation expense as a result of the write up of property, plant and equipment to fair market value as a part of the purchase accounting related to the acquisition of Howell.

              (3) Represents amortization of acquisition expenses and goodwill related to the Howell acquisition.

              (4) Represents the net effect on interest expense as a result of the use of proceeds from the Series A Offering for the acquisition of Howell of $23,245. Interest expense is calculated using an interest rate of 10.125% per annum. See Note (h).

              (5) Represents the estimated income tax effect of the pro forma adjustments using an effective tax rate of 40%.

         (k) The RPIH Pro Forma information includes Statement of Operations data as if the Company had acquired RPIH on April 1, 1997:


                                                                                    PRO FORMA                 RPIH
                                                               RPIH(1)             ADJUSTMENTS              PRO FORMA
                                                          -----------------      -----------------      -----------------
                                                             PERIOD FROM            PERIOD FROM            PERIOD FROM
                                                            APRIL 1, 1997          APRIL 1, 1997          APRIL 1, 1997
                                                              THROUGH                THROUGH                THROUGH
                                                          NOVEMBER 25, 1997      NOVEMBER 25, 1997      NOVEMBER 25, 1997
                                                          -----------------      -----------------      -----------------
                                                                               (DOLLARS IN THOUSANDS)
Net sales                                                       $  9,035               $   -                $  9,035
Cost of sales                                                     10,602                  40  (2)             10,642
                                                                  ------               -----                  ------
Gross profit                                                      (1,567)                (40)                 (1,607)
Selling, general and administrative expenses                         127                  50  (3)                177
Provision for equipment impairment and non-recurring                   -                   -                       -
                                                                  ------               -----                  ------
Income (loss) from operations                                     (1,694)                (90)                 (1,784)
Interest expense, net                                                263                 169  (4)                432
Other income (expense)                                               (35)                  -                     (35)
                                                                  ------               -----                  ------
Income (loss) before income taxes                                 (1,992)               (259)                 (2,251)
Provision (benefit) for income taxes                                (742)               (104) (5)               (846)
                                                                  ------               -----                  ------
Net income (loss)                                                $(1,250)              $(155)                $(1,405)
                                                                 =======               =====                 =======


              (1) Statement of Operations data for RPIH for the period prior to acquisition by the Company (April 1, 1997 to November 25,
                   1997). The information was derived from RPIH's unaudited internal financial statements.


              (2) Represents increased depreciation expense as a result of the write up of property, plant and equipment to fair market value as a part of the purchase accounting related to the acquisition of RPIH.

              (3) Represents amortization of acquisition expenses and goodwill related to the RPIH acquisition.

              (4) Represents the net effect on interest expense as a result of the use of proceeds from the Series A Offering for the acquisition of RPIH of $2,500. Interest expense is calculated using an interest rate of 10.125% per annum. See Note (h).

              (5) Represents the estimated income tax effect of the pro forma adjustments using an effective tax rate of 40%.

         (l) The Suspension Division Pro Forma information includes Statement of Operations data as if the Company had acquired the Suspension Division on April 1, 1997:



                                                                                                                 SUSPENSION
                                                              SUSPENSION                 PRO FORMA                DIVISION
                                                              DIVISION(1)               ADJUSTMENTS               PRO FORMA
                                                             -------------              -------------            -------------
                                                              PERIOD FROM               PERIOD FROM              PERIOD FROM
                                                             APR. 1, 1997 -            APR. 1, 1997 -            APR. 1, 1997 -
                                                             DEC. 31, 1997              DEC. 31, 1997            DEC. 31, 1997
                                                             -------------              -------------            -------------
                                                                                   (DOLLARS IN THOUSANDS)
Net sales                                                     $ 92,217                    $      -                   $ 92,217
Cost of sales                                                   85,913                           -                     85,913
                                                              --------                    --------                   --------
Gross profit                                                     6,304                                                  6,304
Selling, general and administrative expenses                     5,414                         292  (2)                 5,706
Provision for equipment impairment and non-recurring                -                            -                         -
                                                              --------                    --------                   --------
Income (loss) from operations                                      890                        (292)                       598
Interest expense, net                                              742                       3,088  (3)                 3,830
Other income (expense)                                             882                           -                        882
                                                              --------                    --------                   --------
Income (loss) before income taxes                                1,030                      (3,380)                    (2,350)
Provision (benefit) for income taxes                               411                      (1,352) (4)                  (941)
                                                              --------                    --------                   --------
Net income (loss)                                             $    619                    ($ 2,028)                  ($ 1,409)
                                                              ========                    ========                   ========



              (1) Statement of Operations data for the Suspension Division for the nine months ended December 31, 1997 was derived from the Suspension Division's unaudited internal financial statements.

              (2) Represents amortization of acquisition expenses and goodwill related to the Suspension Division acquisition.

              (3) Represents the net effect on interest expense as a result of the use of proceeds from the Series A and Series B Offerings for the acquisition of the Suspension Division of $53,465. Interest expense is calculated using an interest rate of 10.125% per annum for the Series A Notes and 9.25% per annum for the Series B Notes. See Note (h).

              (4) Represents the estimated income tax effect of the pro forma adjustments using an effective tax rate of 40%.